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                                                                 Exhibit 10.29



                         AGREEMENT TO FULLY VEST RIGHTS
                                    UNDER THE
                     EXECUTIVE SALARY CONTINUATION AGREEMENT


THIS AGREEMENT is made effective May 22, 1998, by and between Gerald L. Boehrs ("Executive") and AAF-McQuay Inc. ("Corporation"), as successor to SnyderGeneral Corporation.


                                    RECITALS

A. Executive and SnyderGeneral Coporation entered into the Executive Salary Continuation Agreement ("ESCA") effective January 1, 1990, as amended by the NEPI Modification Agreement dated as of May 2, 1994, providing for certain payments to be made to Executive in certain circumstances upon Executive leaving the employment of SnyderGeneral Corporation.

B. As part of the sale of all of its outstanding stock in a transaction dated May 2, 1994, SnyderGeneral Corporation changed its name to AAF-McQuay Inc.

C. Corporation has requested that Executive relocate and assume new job responsibilities on behalf of the Corporation and as an incentive has agreed to enter into this Agreement with Executive regarding the full vesting of Executive's right to payments under the ESCA.

D. Executive has agreed to relocate and accept new job responsibilities and, as partial consideration therefore, has agreed to accept the rights vested under the terms of this Agreement and the ESCA.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:


                                    AGREEMENT

1. The Corporation acknowledges and agrees that from and after the date of this Agreement, Executive shall be fully vested in all rights applicable to Executive under the ESCA upon Executive's termination of employment with the Corporation, whether voluntarily or involuntarily, with or without Good Cause, or due to disability or death, as if the Executive had attained the age of sixty-five (65) years at the time of termination, whether or not he shall have in fact attained such age.

2. Nothing in this Agreement shall be construed as requiring Executive to retire or otherwise terminate his employment with the Corporation at any particular time, and Executive shall continue to work for the Corporation for so long as both parties mutually agree.


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3. Notwithstanding the full vesting of Executive's rights in the ESCA under the terms of this Agreement, Executive shall not be entitled to any right or benefit not otherwise available under the ESCA, and the terms of Sections 12.01 and
12.02 of the ESCA (pertaining to the nature of the relationship created by the ESCA and Executive's right to payment against the general creditors of the Corporation) shall remain unaffected by this Agreement. The benefits payable under the ESCA shall not begin until Executive has actually terminated his employment with the Corporation.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day first noted above.


GERALD L. BOEHRS                            AAF-McQUAY INC.



______________________________              By _______________________________

                                            Title ______________________________


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